Exhibit 99.1

Contact:

Michael Ostrach

Vice President and Chief Business Officer

510-665-7257

mostrach@dynavax.com

DYNAVAX NAMES EDDIE GRAY AS CHIEF EXECUTIVE OFFICER

AND MEMBER OF THE BOARD OF DIRECTORS

– Dynavax Meeting with FDA Scheduled First Half of June –

BERKELEY, CA – April 30, 2013 – Dynavax Technologies Corporation (NASDAQ: DVAX) today announced that the Company’s board of directors has appointed Eddie Gray chief executive officer and a member of Dynavax’s board, effective May 1, 2013. Mr. Gray will succeed Dino Dina, M.D., Chief Executive Officer. Dr. Dina will remain a consultant to the Company for a transition period and plans to continue serving as a member of the Dynavax board. The Company also indicated that Tyler Martin, M.D., President, is departing from Dynavax on May 31, 2013 and plans to remain a consultant for a transition period.

“With 30 years of pharmaceutical industry experience, Eddie has a track record of success in building international commercial organizations,” said Dr. Dina, CEO. “His extensive executive and operations-based background position him to lead the Company going forward, and he will be a major contributor to driving sustainable long-term value for Dynavax.”

“It is a privilege to be joining Dynavax at this exciting time in the Company’s history,” said Mr. Gray. “I believe HEPLISAVTM represents a significant commercial opportunity and I look forward to bringing its unique benefits to patients.”

“On behalf of the Company, the members of the Dynavax board welcome Eddie. We would also like to thank Dino for his dedicated leadership over the last 15 years and to recognize Tyler for his significant contributions to Dynavax in bringing the organization through a critical period of development,” said Arnold Oronsky, Chairman of the Board.

Most recently, Mr. Gray served as the President of Pharmaceuticals Europe at GlaxoSmithKline plc (GSK) since 2008 and as Senior Vice President and General Manager of Pharmaceuticals UK from 2001 through 2007. In both roles, he was instrumental in the launch, commercialization and strategic development of GSK’s vaccine portfolio. Prior to the formation of GSK, Mr. Gray was with SmithKline Beecham from 1988 through 2000 serving in various positions of increasing responsibility, including ... Vice President and Director of Anti-Infectives Marketing in the US, Vice President and Director of the Vaccines Business Unit in the US, and Vice President and General Manager of Pharmaceuticals in Canada. Mr. Gray received a Bachelor of Science degree in Chemistry and Management Studies from the University of London and an MBA from the Cranfield School of Management in the UK.

HEPLISAV Update

Dynavax also reported today that it will meet in the first half of June with the US Food and Drug Administration (FDA) regarding the Company’s Biologic License Application (BLA) for HEPLISAV, an investigational adult hepatitis B vaccine. The Company has been working closely with the FDA to prepare for the meeting, the purpose of which is to discuss the most expeditious path to approval for HEPLISAV, following the Complete Response Letter issued in February 2013. Dynavax will provide updates as appropriate.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine for which US and European licensure applications have been accepted for review by the FDA and the EMA. Dynavax has worldwide commercial rights to HEPLISAV. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company’s lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including expectations for HEPLISAV, Mr. Gray’s potential contributions and our meeting and plans for discussions with the FDA. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and review and approval of HEPLISAV and our process for its manufacture can occur without significant delay or additional studies; whether our studies and manufacturing efforts can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process, including whether a BLA or European licensure application will be approved; our ability to obtain additional financing to support the development and commercialization of HEPLISAV and our other operations; possible claims against us, including enjoining sales of HEPLISAV, based on the patent rights of others; and other risks detailed in the “Risk Factors” section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax’s website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

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